                            ASSET PURCHASE AGREEMENT


                                  BY AND AMONG


                        TECHNOLOGIES ACQUISITION CORP.,
                              A TEXAS CORPORATION,

                                  AS PURCHASER

                                      AND


                                DRD CORPORATION,
                          A RHODE ISLAND CORPORATION,

                                      AND

                               DRD (UK) LIMITED,
                            A SCOTLAND CORPORATION,

                                   AS SELLERS





                         DATED AS OF FEBRUARY 22, 1995

                               TABLE OF CONTENTS

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ARTICLE I - DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
     1.1      Terms Defined . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
     1.2      Number and Gender . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3

ARTICLE II - PURCHASE AND SALE; CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
     2.1      Purchase and Sale of the Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
     2.2      Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
     2.3      Assignment and Assumption of Assumed Contracts  . . . . . . . . . . . . . . . . . . . . . .    4
     2.4      Treatment of Other Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
     2.5      Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
     2.6      Instruments Delivered at Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
     2.7      Closing Costs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
     2.8      Allocation of Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8

ARTICLE III - REPRESENTATIONS AND FURTHER AGREEMENTS OF SELLERS . . . . . . . . . . . . . . . . . . . . .    8
     3.1      Organization and Good Standing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
     3.2      Title to Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
     3.3      Intellectual Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
     3.4      Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
     3.5      Authorization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
     3.6      Compliance with Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
     3.7      Compliance with Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
     3.8      Customer List . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
     3.9      Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
     3.10     Adverse Agreements and Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
     3.11     Litigation and Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
     3.12     Absence of Certain Developments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
     3.13     Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
     3.14     Broker's or Finder's Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
     3.15     Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
     3.16     Labor Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
     3.17     Equipment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
     3.18     Affiliate Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
     3.19     Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14

ARTICLE IV - REPRESENTATIONS AND FURTHER AGREEMENTS OF PURCHASER  . . . . . . . . . . . . . . . . . . . .   14
     4.1      Organization and Good Standing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
     4.2      Authorization of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
     4.3      Broker's or Finder's Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
     4.4      Compliance With Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14

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     4.5      Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15

ARTICLE V - COVENANTS AND AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
     5.1      Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
     5.2      Employee and Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
     5.3      Noncompetition and Nonsolicitation  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
     5.4      Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
     5.5      Specific Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16

ARTICLE VI - INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
     6.1      Indemnification of Purchaser  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
     6.2      Indemnification of Sellers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
     6.3      Material Adverse Breach . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
     6.4      Limitation of Liability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18

ARTICLE VII - MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
     7.1      Effect of Due Diligence . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
     7.2      Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
     7.3      Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
     7.4      Amendments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
     7.5      Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
     7.6      Assignments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
     7.7      Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
     7.8      Section Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
     7.9      Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
     7.10     Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
     7.11     No Third Party Beneficiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21

SCHEDULES:

     Schedule 3.1       Jurisdictions in which each of the Sellers is Qualified
                          to do Business

     Schedule 3.4(a)    Assumed Contracts

     Schedule 3.4(b)    Other Contracts

     Schedule 3.15      Employee Benefit Plans

     Schedule 3.17      Equipment

     Schedule 3.18      Affiliates Agreements

EXHIBITS:

     Exhibit "A" - Financial Statements

     Exhibit "B" - Intellectual Property

     Exhibit "C" - Software

     Exhibit "D" - Subcontract Agreement

     Exhibit "E" - Assignment and Assumption Agreement

     Exhibit "F" - Assignment of Intellectual Property

     Exhibit "G-1" - Assignment of Rights

     Exhibit "G-2" - Assignment and Indemnity Agreement

     Exhibit "H" - Noncompetition Agreement

     Exhibit "I" - Bill of Sale and Assignment

     Exhibit "J" - Lease Agreements

     Exhibit "K" - Opinion(s) of Sellers' Counsel

     Exhibit "L" - Opinion of Purchaser's Counsel

                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into as of the 22nd day of February, 1995, by and among Technologies Acquisition Corp., a Texas corporation ("Purchaser") and DRD Corporation, a Rhode Island corporation ("DRD"), and DRD (UK) Limited, a Scotland corporation (collectively, with DRD, referred to herein as the "Sellers").

                                R E C I T A L S:

         A. Sellers are carrying on and conducting, among other activities, a business of creating, distributing, licensing, maintaining and servicing certain software referred to as "WELLPLAN" and products related thereto intended for use in drilling, completions and well servicing operations (such business sometimes hereinafter referred to as the "Business").

         B. Sellers desire to sell the Assets (as hereinafter defined) to Purchaser and Purchaser desires to acquire the Assets, subject to the terms and conditions set forth herein.

                               A G R E E M E N T:

         NOW, THEREFORE, for and in consideration of the premises, the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Sellers hereby agree as follows:

I
                                 DEFINITIONS

         .1      TERMS DEFINED.  Capitalized terms used herein and not
otherwise defined shall have the meanings set forth below:

                 "Agreement" shall mean this Asset Purchase Agreement, including all amendments hereto and all Exhibits and Schedules attached hereto.

                 "Assets" shall mean certain assets of Sellers, existing as of the Closing Date, pertaining to the Business, consisting of all of the right, title and interest of Sellers in, to and under (i) the Contracts, (ii) the Customer List, (iii) the Equipment, (iv) the Intellectual Property, (v) the Software and (vi) the Records.

                 "Assumed Contracts" shall mean all contracts and agreements of Sellers listed on Schedule 3.4(a).

                 "Balance Sheet Date" shall mean December 31, 1994.

                 "Business" shall have the meaning set forth in Recital A hereof.

                 "Closing" shall mean the consummation of the purchase and sale of the Assets (excluding the Other Contracts) on the Closing Date.

                 "Closing Date" shall mean the date hereof.

                 "Code" shall mean the Internal Revenue Code of 1986, as amended.

                 "Contracts" shall mean all of the Assumed Contracts and the Other Contracts.

                 "Customer List" shall have the meaning set forth in Section
         3.8 hereof.

                 "Employee Benefit Plans" shall mean any employee benefit plan, as defined in Section 3(3) of ERISA, together with any other plan, program or arrangement to provide employee bonuses, incentive deferred compensation or workers compensation, including without limitation, any stock purchase or stock option plan, stock appreciation right, retirement, savings, medical, vacation, or similar benefit plans, trusts, agreements or arrangements, whether or not maintained pursuant to a collective bargaining agreement, employment contract or otherwise, maintained, sponsored or contributed to by Sellers or any ERISA Affiliate of Sellers.

                 "Equipment" shall mean the items of computer hardware, machinery, equipment, office furniture, fixtures and similar personal property owned, used or leased by Sellers primarily in connection with the operation of the Business, including, without limitation, the items listed on Schedule 3.17 attached hereto, but excluding those items specifically excluded on Schedule 3.17.

                 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                 "ERISA Affiliate" shall mean any member of a controlled group of corporations (as defined in Section 414(b) of the Code), a group of trades or businesses (whether or not incorporated) which are under common control (as defined in Section 414(c) of the Code, an affiliate service group (as defined in Section 414(m) of the Code, or a group of entities which is otherwise required to be aggregated with any entity pursuant to Section 414(o) of the Code, and the regulations issued thereunder, of which Seller is a member.

                 "Financial Statements" shall mean the Balance Sheet of Sellers as of December 31, 1994 and the Statements of Operations of Sellers for the 12-month period ending December 31, 1994, attached hereto as Exhibit "A".

                 "Intellectual Property" shall mean the Software and all copyrights, patents, trademarks, service marks, trade names, slogans and logos, mask works, trade secrets or proprietary rights of Sellers pertaining directly to WELLPLAN or to any of the Software, and all manuals and documentation, registrations, or applications to register any of the foregoing, and all other rights of Sellers as listed on Exhibit "B" hereto, but shall not include the name "DRD" or derivatives thereof or the DRD company logo.

                 "IRS" shall mean the United States Internal Revenue Service.

                 "Liens" shall mean any lien, pledge, mortgage, deed of trust, security interest, encumbrance, claim or restriction of any nature.

                 "Other Contracts" shall mean all contracts and agreements listed on Schedule 3.4(b).

                 "Person" shall mean an individual, partnership, joint venture, corporation, trust or other unincorporated entity or organization.

                 "Purchase Price" shall have the meaning set forth in Section
         2.2 hereof.

                 "Records" shall mean originals of the files, customer lists, vendor lists and other records and data of Sellers, including accounting and tax records, relating solely to the Business and/or the Assets, and copies of such files, lists and other records and data as relate both to the Business and/or Assets and to other property, activities and/or obligations of Sellers.

                 "Schedules" shall mean any referenced schedule which is attached hereto and made a part hereof.

                 "Sellers' Customers" shall have the meaning set forth in
         Section 3.8 hereof.

                 "Software" shall mean all computer software of Sellers known as "WELLPLAN" or related to WELLPLAN, in source code format; including, without limitation, the programs listed on Exhibit "C" hereto, and all derivatives and enhancements thereto.

                 "Section" shall mean, unless otherwise noted, a section or subsection in this Agreement.

         .2      NUMBER AND GENDER.  Whenever the context requires, references in this Agreement to the singular number shall include the plural, and the plural number shall include the singular, and words denoting gender shall include the masculine, feminine and neuter.

II
                          PURCHASE AND SALE; CLOSING

         .1      PURCHASE AND SALE OF THE ASSETS.  Subject to the terms and conditions herein set forth, Sellers agree to convey, sell, transfer and assign to Purchaser and Purchaser shall purchase and acquire from Sellers at the Closing all of Sellers' right, title and interest in and to the Assets (other than the Other Contracts), free and clear of any Liens. Subsequent to the Closing, Sellers agree to convey, sell, transfer and assign to Purchaser all of Sellers' right, title and interest in, under and to the Other Contracts, without additional consideration, in accordance with the provisions of Section
2.4 below.

         .2      PURCHASE PRICE.  The purchase price which Purchaser agrees to pay, and which Sellers agree to accept, for the Assets (the "Purchase Price") is immediately available funds in the amount of $5,800,000, payable by Federal Reserve System wire transfer, which shall be received on the Closing Date for credit to an account designated by DRD.

         .3      ASSIGNMENT AND ASSUMPTION OF ASSUMED CONTRACTS.  Purchaser
shall be entitled to the rights and benefits of Sellers (or either of them) under, and Purchaser shall assume and be responsible to perform the obligations of Sellers (or either of them) under, the Assumed Contracts for and in respect of all periods after the Closing Date. Sellers shall pay to Purchaser, from time to time after the Closing, any amounts received by either of them after the Closing with respect to the Assumed Contracts to the extent that such amounts pertain to or are attributable to obligations performed or performable after the Closing Date and Purchaser shall pay to DRD any amounts received by Purchaser with respect to the Assumed Contracts to the extent that such amounts pertain to or are attributable to obligations performed by Sellers on or prior to the Closing Date. Purchaser assumes no obligations or liabilities of, or claims against, either of the Sellers or any of their respective affiliates, except for any liabilities or obligations of Sellers under the Assumed Contracts which accrue and are required to be performed by Sellers after the Closing Date.

         .4      TREATMENT OF OTHER CONTRACTS.

                          (a) Each of the Sellers and Purchaser shall enter into a Subcontract Agreement substantially in the form attached hereto as Exhibit "D," under which Purchaser shall perform for each of the Sellers the duties that accrue and are required to be performed by either of the Sellers after the Closing Date under each of the Other Contracts to which either of the Sellers is a party.

                          (b) Sellers agree to take, on and after the Closing Date, for Purchaser's benefit, such reasonable actions as Purchaser may from time to time request to enforce the obligations of the other parties to the Other Contracts including, without limitation, any agreements or provisions contained in such Other

         Contracts pertaining to payment, confidentiality, nondisclosure, compliance with export laws and regulations or restrictions on the use of the program(s) or other product(s) licensed to such other parties provided that, if so requested by Seller(s), Purchaser shall reimburse Seller(s) for the reasonable costs and expenses of any such actions.

                          (c) Sellers shall pay to Purchaser, from time to time after the Closing Date (as defined in the Asset Purchase Agreement) any amounts received by either of them after the Closing Date with respect to the Other Contracts to the extent that such amounts pertain to or are attributable to obligations performed or performable after the Closing Date, and Purchaser shall pay to DRD any amounts received by Purchaser with respect to the Other Contracts to the extent that such amounts pertain to or are attributable to obligations performed by Sellers on or prior to the Closing Date.

                          (d) As soon as practicable following the Closing Date, each of the Sellers shall use commercially reasonable efforts to obtain a written consent to the assignment to Purchaser of all of Seller's right, title and interest in and to each of the Other Contracts and to the transfer to Purchaser of all of Sellers' rights and duties which accrue on or after the date of such assignment under each such Other Contract. Sellers shall pay the costs and expenses of the mailing of a single request for consent to each party to each Other Contract, and Purchaser shall pay, or reimburse promptly to Seller(s), the reasonable costs and expenses of any and all further efforts.

                          (e) Immediately following receipt of any such consent, Sellers shall deliver such consent to Purchaser and thereupon, automatically and without the need for any further documentation, (i) Purchaser shall be deemed to have assumed all of the obligations of Sellers (or either of them) under the Other Contract(s) to which such consent pertains, (ii) Purchaser shall be deemed to have made all representations and warranties made herein on the Closing Date as of the date of delivery of such consent to Purchaser with respect to the Other Contract(s) to which such consent pertains and (iii) all of Seller's(s') right, title and interest in and to the Other Contract(s) to which such consent pertains shall be deemed to have been assigned to Purchaser on the terms and in the manner set forth in the form of Assignment and Assumption Agreement attached hereto as Exhibit "E".

                          (f) Each of the Sellers shall terminate (or not renew or cause to be renewed) any Other Contract which (i) requires such Seller to perform ongoing obligations and (ii) is not assigned to Purchaser, after the exercise by Sellers of their commercially reasonable efforts as contemplated by subsection 2.4(d). Any termination or nonrenewal of Other Contracts pursuant to this Subsection 2.4(f) shall occur as soon as such action may be effected without resulting in a breach of or default under such Other Contract.

                          .5      CLOSING.  The Closing shall take place at the
         offices of Winstead Sechrest & Minick P.C., 5400 Renaissance Tower, 1201 Elm Street, Dallas, Texas 75270, or such other place as shall be agreed upon by Purchaser and Sellers, at 10:00 a.m. on the Closing Date.

                          .6      INSTRUMENTS DELIVERED AT CLOSING.

                          (a)     At the Closing:

                                        (i)        Sellers shall execute and
                 deliver to Purchaser the Subcontract Agreement, substantially in the form attached hereto as Exhibit "D";

                                        (ii)       Sellers shall execute and
                 deliver to Purchaser an Assignment and Assumption Agreement, substantially in the form of Exhibit "E" attached hereto, pursuant to which the Assumed Contracts will be conveyed to and assumed by Purchaser and the other Assets and the Customer List will be conveyed to Purchaser; together with all necessary consents of third parties to such assignment;

                                       (iii)       Sellers shall execute and
                 deliver to Purchaser an Assignment of Intellectual Property, substantially in the form of Exhibit "F" attached hereto;

                                       (iv)        Sellers shall deliver to
                 Purchaser an original of an Assignment of Rights, substantially in the form of Exhibit "G-1" attached hereto, and a Noncompetition Agreement substantially in the form of Exhibit "H" attached hereto, executed by each of Stephen Jordan, Michael C. Apostal, Charles J. Ritter and Dwight Yoder;

                                        (v)        Sellers shall deliver to
                 Purchaser an original of an Assignment and Indemnification Agreement substantially in the form of Exhibit "G-2" attached hereto and a Noncompetition Agreement substantially in the form of Exhibit "H" attached hereto, executed by Jordan, Apostal, Ritter and Associates, Inc.

                                       (vi)        Sellers shall execute and
                 deliver to Purchaser a Bill of Sale and Assignment, substantially in the form of Exhibit "I" attached hereto, pursuant to which the Equipment will be conveyed to Purchaser;

                                      (vii)        Sellers shall execute and
                 deliver to Purchaser such other instruments of transfer as are reasonably requested by Purchaser to convey to Purchaser good and indefeasible title in and possessory rights to the Assets;

                                      (viii)       Sellers shall deliver
                 possession of the Customer List to Purchaser;

                                       (ix)        Sellers shall deliver
                 possession of the Records (in place in the Tulsa Office of DRD), the Equipment (in place), original executed copies of each of the Assumed Contracts and any other documents evidencing or pertaining to the Assets, including all tangible manifestations of the Intellectual Property (all in place), to Purchaser;

                                        (x)        Sellers shall cause JARY
                 Investment Partners to execute and deliver to Landmark Graphics Corporation, a Delaware corporation ("Landmark"), the Lease Agreements substantially in the form of Exhibit "J" attached hereto;

                                       (xi)        Sellers shall cause to be
                 delivered to Purchaser the opinion(s) of Sellers' counsel substantially in the form of Exhibit "K" attached hereto;

                                      (xii)        DRD shall deliver or shall
                 have delivered to Purchaser evidence of its written demand, dated as of a recent date, to Antelope Engineering, Inc. that it cease and desist using the mark "Cape Wellplanning Systems"; and

                                      (xiii)       Sellers shall deliver to
                 Purchaser such other documents or instruments as are contemplated hereby or reasonably requested by Purchaser to consummate the transactions contemplated hereby.

                          (b)     At the Closing, Purchaser shall:

                                        (i)        deliver the Purchase Price,
                 comprised of $5,800,000.00 of immediately available funds to DRD by Federal Reserve System wire transfer in accordance with the instructions provided by DRD to Purchaser prior to the Closing and shall provide DRD a reference number reflecting such transfer for credit on the Closing Date;

                                        (ii)       cause Landmark to execute and
                 deliver to JARY Investment Partners the Lease Agreements contemplated by subsection 2.6(a)(x) above;

                                       (iii)       execute and deliver to
                 Sellers the Subcontract Agreement;

                                       (iv)        execute and deliver to
                 Sellers the Assignment and Assumption Agreement;

                                        (v)        cause to be delivered to
                 Sellers the opinion of Purchaser's counsel substantially in the form of Exhibit "L" attached hereto;

                                       (vi)        cause to be delivered to
                 Sellers the payment of costs associated with the sale of the Assets to the extent billed by Sellers on or prior to the Closing Date, as provided in Section 2.7 hereof; and

                                      (vii)        execute and deliver to
                 Sellers such other documents and instruments as are contemplated hereby or reasonably requested by Sellers to consummate the transactions contemplated hereby.

         .7      CLOSING COSTS.  At the Closing, Purchaser will pay to DRD, or such third parties, as directed by DRD, up to $350,000 of Sellers' actual, documented out-of-pocket legal, accounting, brokerage, finders and other costs and expenses incurred in connection with the negotiation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby. To the extent that such costs and expenses of Sellers within the above limit of $350,000 are not billed to Purchaser by Sellers at or prior to the Closing, Purchaser will pay such costs to, or as directed by, DRD promptly after receipt of a statement therefor from DRD. Except as provided above, all legal, accounting, brokerage, finders or other costs or expenses incurred by Purchaser or Sellers in connection with the transactions contemplated by this Agreement shall be borne by the party who incurs such costs.

         .8      ALLOCATION OF PURCHASE PRICE.  Purchaser and Sellers shall, as soon as practicable following the Closing, agree upon an allocation of the Purchase Price among the Assets. Purchaser and Sellers hereby agree to furnish such reports and returns to the Internal Revenue Service and the Secretary of Treasury as may be required by Section 1060 of the Code and the treasury regulations issued thereunder. All such reports and returns shall be consistent with the allocation of the Purchase Price agreed upon by the Purchaser and Sellers.


III
              REPRESENTATIONS AND FURTHER AGREEMENTS OF SELLERS


         Except as described in Schedule 3.0 hereto, each of the Sellers represents and warrants, jointly and severally, to Purchaser the validity, truth and accuracy of the following:

         .1      ORGANIZATION AND GOOD STANDING.  DRD is a corporation duly organized, validly existing and in good standing under the laws of the State of Rhode Island. DRD (UK) Limited is a corporation duly organized, validly existing and in good standing under the laws of Scotland. Each of the Sellers has full corporate power and authority to carry on its business as presently conducted and to own, lease and/or operate its properties as and in the places where such business is now conducted or such properties are owned or leased. Each of the Sellers is duly qualified as a foreign corporation to transact business in each state or jurisdiction where its business, operations or activities require such qualification, except for such jurisdictions where the failure to be so qualified. Each of the Sellers is duly qualified as a foreign corporation in each of such states or jurisdictions listed on Schedule 3.1 attached hereto.

         .2      TITLE TO ASSETS.  Each of the Sellers has good and
indefeasible title to the Assets, free and clear of any Liens.

         .3      INTELLECTUAL PROPERTY.

         (a)     With respect to each item of Intellectual Property:

                                        (i)    Sellers are the sole and
                 exclusive owners thereof and have the sole and exclusive right to use, license and convey the item in the conduct of the Business, and no lease, license, sublicense, royalty, or distribution agreement, or other agreement pertaining to the item has been granted by either of the Sellers;

                                        (ii)   no proceedings are pending or,
                 to the knowledge of either of the Sellers, threatened against either of the Sellers or against other persons which challenge the validity, enforceability, use or ownership of the item;

                                       (iii)   the item (A) does not
                 infringe upon or otherwise violate the rights of others, (B) to the knowledge of Sellers, is not being infringed upon by others, and (C) is not subject to any outstanding order, decree, judgment, stipulation or charge;

                                       (iv)    Neither of the Sellers has
                 received any claim or charge of interference or infringement with respect to the item;

                                        (v)    Each of the Sellers has taken
                 steps which are commercially reasonable to protect its rights in each item and has not disclosed such rights so as to adversely affect the validity or enforceability of such rights and will continue to use commercially reasonable efforts to maintain those rights prior to the Closing so as to not adversely affect the validity or enforcement of such rights; and

                                       (vi)    Each of the Sellers has
                 supplied to Purchaser and its designated agents true and complete copies of all written documentation evidencing its ownership of the item and of all licenses and other contracts related thereto or to which a reference is made in Schedule(s) 3.4(a) or 3.4(b) attached hereto.

                          (b)     No infringement, misappropriation or
         violation of the property rights of any third party will occur as a result of the transfer of the Assets or the continued operation by Purchaser of the Business as now conducted or as presently proposed to be conducted by Sellers.

                          (c) Each item of Software or circuity included within the Intellectual Property is virus-free and contains no undisclosed time control mechanisms.

         .4      CONTRACTS.

                           (i) Schedule(s) 3.4(a) and 3.4(b) set forth, with respect to each item of Intellectual Property, all licenses, leases, sublicenses, sales, distributions, maintenance or service agreements in effect with respect thereto;

                          (ii) Sellers have not defaulted on, breached or violated, in any material manner, any of their agreements or obligations with respect to the Contracts and, to the knowledge of Sellers, the other parties to such Contracts have not defaulted on, breached or violated, in any material manner, any of their agreements or obligations under such Contracts and such Contracts are in full force and effect and represent valid and binding obligations of Sellers and the other parties thereto, enforceable against such persons in accordance with their terms;

                          (iii) There have been no security deposits, escrow payments, prepayments, advance payments or similar payments made by any Persons with respect to the Contracts; and

                          (iv) Each of the Sellers has, prior to the date hereof, delivered to Purchaser true and complete copies of each of the Contracts in effect as of the date of this Agreement, including all amendments or modifications thereof and all correspondence relating thereto.

         .5      AUTHORIZATION.  This Agreement constitutes a valid and binding obligation against each of the Sellers, enforceable in accordance with its terms. Each of the Sellers has full power and authority to execute this Agreement and all documents and instruments contemplated herein, and to perform its obligations as required by the terms of this Agreement. The execution, delivery and performance of this Agreement by Sellers and all transactions contemplated hereby have been duly authorized by all necessary action. No consent, approval, authorization or order of any Person is required in connection with the execution, delivery or performance of the transactions contemplated by this Agreement.

         .6      COMPLIANCE WITH OBLIGATIONS.  Neither the execution and
delivery of this Agreement nor the consummation of the transactions contemplated hereby will:

                          (a) conflict with or constitute a breach of or a default under, the organizational documents of either of the Sellers;

                          (b) conflict with, constitute a breach of or a default under, or give rise to any right of termination or acceleration under, any agreement, contract, indenture, mortgage, deed of trust or other instrument or undertaking to which either of the Sellers is a party, or by which any of the Assets are bound;

                          (c)     constitute a violation of any law,
         regulation, judgment, order or decree applicable to either of the Sellers or the Assets; or

                          (d) result in the creation or imposition of any Lien upon any of the Assets.

         .7      COMPLIANCE WITH LAW.  Each of the Sellers has complied with all, and is not in violation of any, (a) statutes, laws, regulations, decrees and orders of the United States, all states, municipalities and agencies (federal, state and local) and all foreign jurisdictions applicable to the Business and/or the Assets and (b) safety, health and environmental statutes, laws, regulations, decrees and orders of the United States, and all states, municipalities and agencies (federal, state and local) applicable to the Business and/or the Assets, except such failures to comply or violations which would not, individually or in the aggregate, adversely affect the Assets or the operations of either of the Sellers.

         .8      CUSTOMER LIST.  The list delivered to Purchaser as provided by
Section 2.6(a)(viii) hereof is a true and complete list (the "Customer List") of all Persons who were, as of the Closing Date or at any time during the preceding five (5) year period preceding the Closing Date, customers of Sellers with respect to the Business. All Persons reflected on the Customer List or who should have been so listed shall be collectively referred to herein as the "Sellers' Customers."

         .9      FINANCIAL STATEMENTS.  The Financial Statements (a) have been prepared in accordance with the books and Records of Sellers, and (b) present fairly the financial condition of Sellers as of such dates and the results of its operations and changes in financial position for such periods, subject to normal recurring year end audit adjustments.

         .10     ADVERSE AGREEMENTS AND CHANGES.  Neither of the Sellers (i) is
a party to any agreement or instrument, or subject to any judgment, order, writ, injunction, decree, rule or regulation which adversely affects the Assets or the Business or (ii) is aware of any pending event or condition which will have an adverse impact on the Assets or Business. Since December 31, 1994, there has been no adverse change in the Assets, Business or results of operations of either of the Sellers.

         .11     LITIGATION AND CLAIMS.  There is not (a) pending or, to the knowledge of Sellers, threatened, any litigation, action, suit, arbitration, investigation, inquiry, audit, complaint, charge or other proceeding to which either of the Sellers is a party involving the Assets or Business, or to which the Assets or the Business are subject, before or by any court or governmental or regulatory agency or body, (b) to the knowledge of Sellers, any basis for any litigation, action, suit, inquiry, audit, complaint, charge or proceeding to which Sellers could be made a party before or by any court or governmental or regulatory agency or body, which, if adversely determined, would have an adverse effect, either individually or in the aggregate, on the Assets or Business, or (c) any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against Sellers or enforceable against the Assets or Business.

         .12     ABSENCE OF CERTAIN DEVELOPMENTS.  Since December 31, 1994,
Sellers have not:

                          (a) subjected any Asset, or permitted any Asset to become subject to, any Lien;

                          (b) sold, assigned, leased, licensed or otherwise transferred any Asset other than in the ordinary course of business;

                          (c) entered into any lease, license, sublicense, royalty, distribution, maintenance or service agreement with respect to the Intellectual Property other than in the ordinary course of business;

                          (d) disclosed any proprietary or confidential information to any Person except in connection with this Agreement or in the ordinary course of business;

                          (e) operated the Business other than in the ordinary course, consistent with past practices; or

                          (f) entered into any agreement or understanding (other than this Agreement) to do or permit any of the foregoing.

         .13     TAXES.

                          (a)     All taxes, penalties, interest and
         assessments, including, without limitation, income, withholding, payroll, excise, unemployment, FICA, medicare, franchise, sales, use, personal property, real property and ad valorem taxes, with respect to Sellers, the Business and the Assets, have been paid in full.

                          (b) All tax returns and reports required to be filed by Sellers have been prepared in accordance with applicable rules and regulations and timely filed with all proper taxing authorities. Such returns are correct in all respects and Sellers are not required to pay any other taxes, in any amount, except as shown in such returns. An extension of time within which to file any return or report which has not been filed has not been requested or granted.

                          (c) Sellers have not granted any waivers or extensions of time with respect to any audit or time to collect taxes. To each of the Sellers' knowledge, no deficiency for any tax, assessment or governmental charges against either of the Sellers has been threatened, claimed, proposed or assessed.

         .14     BROKER'S OR FINDER'S FEES.  No Person (other than Corum Group
Limited) is entitled, directly or indirectly, to compensation by reason of any agreement or understanding with Sellers, as a broker or finder in connection with the sale and purchase of the Assets. Sellers shall indemnify and hold Landmark harmless from and against any and all claims by any Person as a broker or finder in connection with the sale and purchase of the Assets, directly or indirectly, by reason of an agreement or understanding with the Sellers but not paid by Sellers, to the extent such claims, plus other closing costs paid by Purchaser pursuant to Section 2.7 hereof, exceed $350,000.

         .15     EMPLOYEE BENEFIT PLANS.

                        (a)     Schedule 3.15 lists all Employee Benefit Plans.

                        (b) Neither of the Sellers nor any ERISA Affiliate has, with respect to any Multiemployer Plan, as defined in Section 3(37) of ERISA, suffered or caused or will, as a result of the consummation of the transactions contemplated herein, suffer or cause a "complete withdrawal" or "partial withdrawal" as such terms are respectively defined in Sections 4203 and 4205 of ERISA.

         .16     LABOR MATTERS.  Sellers have no collective bargaining
agreements with any labor union and there are no current negotiations with a labor union. Sellers are in substantial compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice. There is no unfair labor practice complaint against either of the Sellers pending before the National Labor Relations Board. There is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of Sellers, threatened against or affecting either of the Sellers. No grievance which might have an adverse effect on either of the Sellers, the Business or the Assets is pending and no claim therefor exists.

         .17     EQUIPMENT.  Schedule 3.17 hereto sets forth a true and
complete list and brief description of all items of equipment. Each of such items is in good operating condition and repair and no condition exists which interferes with the economic value or use thereof to an extent material to the Assets or the Business.

         .18     AFFILIATE AGREEMENTS.  Except as set forth on Schedule 3.18, there are no contracts, agreements or understandings currently in effect, whether verbal or written, between either of the Sellers and any Person affiliated with either of the Sellers which pertain to the Business or the Assets.

         .19     DISCLOSURE.  Neither this agreement nor any of the schedules, exhibits, attachments, written statements, documents, filings, certificates or other items delivered by Sellers in connection with or pursuant to this Agreement or the Closing, contains any untrue statement of fact or omits to state a fact necessary to make the statements contained herein or therein not misleading.

IV.
             REPRESENTATIONS AND FURTHER AGREEMENTS OF PURCHASER

         Purchaser represents and warrants to each of the Sellers the truth and accuracy of the following:

         .1      ORGANIZATION AND GOOD STANDING.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of Texas, with full corporate power and authority to carry on its business as presently conducted and to own or lease or operate its properties as and in the places where such businesses are now conducted or such properties are owned or leased. Purchaser is duly qualified as a foreign corporation to conduct business in the State of Oklahoma.

         .2      AUTHORIZATION OF AGREEMENT.  This Agreement constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms. Purchaser has full power and authority to execute this Agreement and all documents and instruments contemplated herein, and to perform as required by the terms of this Agreement. The execution, delivery and performance of this Agreement by Purchaser and all transactions contemplated hereby have been duly authorized by all necessary action and will not, as of the Closing Date, result in violation of any contract or agreement binding upon Purchaser. No consent, approval, authorization or order of any Person is required in connection with the execution, delivery or performance by Purchaser of the transactions contemplated by this Agreement.

         .3      BROKER'S OR FINDER'S FEES.  Purchaser agrees to indemnify and hold Sellers harmless from and against any claims for compensation or other amounts to which any Person claims to be entitled, directly or indirectly, by reason of any agreement or understanding with Purchaser, as a broker or finder in connection with the sale and purchase of the Assets.

         .4      COMPLIANCE WITH OBLIGATIONS.  Neither the execution and
delivery of this Agreement nor the consummation of the transactions contemplated hereby will:

                          (a) conflict with or constitute a breach or a default under, the organizational documents of Purchaser;

                          (b) conflict with, constitute a breach of or a default under, or give rise to any right of termination or acceleration under, any agreement, contract, indenture, mortgage, deed of trust or other instrument or undertaking to which Purchaser is a party; or

                          (c)     constitute a violation of any law,
         regulation, judgment, order or decree applicable to Purchaser.

         .5      DISCLOSURE.  Neither this Agreement nor any of the schedules, exhibits, attachments, written statements, documents, filings, certificates or other items delivered by Purchaser in connection with or pursuant to this Agreement or the Closing, contains any untrue statement of fact or omits to state a fact necessary to make the statements contained herein or therein not misleading.

V
                           COVENANTS AND AGREEMENTS

         .1      EMPLOYEE BENEFIT PLANS.  Each of the Sellers agrees that it will, at its sole cost and expense, pay any amounts accrued, payable or arising in connection with any Employee Benefit Plan, including, without limitation, all obligations under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"). Purchaser is not obligated to succeed, nor shall it be deemed to be a successor, to any Employee Benefit Plan. Sellers acknowledge that Purchaser will establish or maintain such employee benefit plans as it deems, in its sole discretion, necessary or appropriate, and that Purchaser's obligation and liability, if any, to provide employee benefits in connection with or as a result of the purchase of the Assets shall be limited to those persons employed by Purchaser after the Closing Date.

         .2      EMPLOYEE AND LABOR MATTERS.  Each of the Sellers is and shall remain solely liable for compensation and benefits, including, without limitation, severance pay and accrued vacations, if any, to which its employees are entitled, whether by operation of law, under employment contracts, or pursuant to collective bargaining agreements or union agreements to which either of the Sellers is a party or is bound, pursuant to any bargaining obligation that Sellers may have incurred under any applicable federal or state law or otherwise. Purchaser is not obligated to succeed, nor shall it be deemed to be a successor, to any employment contract, whether express or implied, written or oral, or any collective bargaining agreement or other Employee Benefit Plan. Without limiting the generality of the foregoing, each of the Sellers agrees that: (i) Purchaser shall not be bound by any contract of employment or collective bargaining agreement that Sellers may have entered into or be bound by, (ii) Sellers will, subject to Section 6.4 hereof, indemnify Purchaser against and hold Purchaser harmless from any losses, damages, liabilities or expenses (including attorneys' fees) arising out of or attributable to claims made by any person or entity regarding alleged obligations of Purchaser or Sellers under or with respect to contracts of employment or collective bargaining agreements entered into or binding upon Sellers, (iii) Sellers will be solely responsible for providing any notice to Sellers' employees which may be required pursuant to the Federal Worker Adjustment and Retraining Notification Act of 1988 ("WARN") or any similar applicable law and (iv) Sellers will be solely responsible for any liability or obligation which may accrue under WARN or such other law as a result of improper or untimely notice by Sellers. Each of the Sellers authorizes Purchaser to solicit the employment of and to employ such employees of Sellers involved in the Business as Purchaser deems appropriate. Each of the Sellers agrees to release any person previously employed by such Seller who is to be employed by Purchaser from any employment obligation. To the extent requested by Purchaser, Sellers will use its reasonable commercial efforts (but shall not be obligated to incur any expense) to assist in the transition to the employ of Purchaser of any employees of Sellers hired by Purchaser.

         .3      NONCOMPETITION AND NONSOLICITATION.

                          (a) Each of the Sellers agrees that, for a period of three (3) years following the Closing Date, neither of the Sellers, nor any subsidiary or other entity (other than a natural person) controlled by or under common control with either of the Sellers (a "Seller Affiliate"), shall directly or indirectly, including, without limitation, as an equity owner in any corporation, partnership, joint venture, business trust or similar entity, engage in any business or activity which competes, directly or indirectly, with the Business as of the Closing Date.

                          (b) Each of the Sellers further agrees, for a period of three (3) years following the Closing Date, not to provide, directly or indirectly, to any of Sellers' Customers, any services or products which compete with the software products or services for use in drilling, completions and well servicing operations provided by Purchaser as of the Closing Date or those provided pursuant to the Business as of the Closing Date.

         .4      CONFIDENTIALITY.  Each of the Sellers agrees, from and after the Closing Date, not to disclose to any Person or to use, in any manner, any information, trade secrets, technical data, know-how or confidential information constituting or pertaining directly to the Assets or the Business, including, without limitation, the Intellectual Property. Purchaser agrees, from and after the Closing Date, not to disclose to any Person, or to use in any manner, any information, trade secrets, technical data, know how or confidential information of Sellers which does not pertain directly to the Business or the Assets.

         .5      SPECIFIC PERFORMANCE.  Each of the parties agrees that a
violation of the covenants set forth in Sections 5.3 and 5.4 above will cause irreparable injury to the other party and that each of the parties shall be entitled, in addition to any other rights and remedies it may have, to an injunction enjoining and restraining the other party from any act, violation or threatened violation of such Sections.


VI

                               INDEMNIFICATION


          .1      INDEMNIFICATION OF PURCHASER.  SUBJECT TO SECTION 6.4 HEREOF,
EACH OF THE SELLERS HEREBY AGREES, JOINTLY AND SEVERALLY, TO INDEMNIFY AND HOLD PURCHASER AND ITS AFFILIATES, AND THEIR RESPECTIVE OFFICERS, DIRECTORS, SHAREHOLDERS AND AGENTS HARMLESS

FROM AND AGAINST ANY ASSESSMENT, LOSS, DAMAGE, LIABILITY, COST, AND EXPENSE (INCLUDING, WITHOUT LIMITATION, INTEREST, PENALTIES, AND REASONABLE ATTORNEYS'
FEES) IMPOSED UPON OR INCURRED BY PURCHASER OR ANY AFFILIATE OF PURCHASER, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, SHAREHOLDERS OR AGENTS, OR TO WHICH ANY SUCH PARTIES MAY BE SUBJECT, RESULTING FROM (I) A BREACH OF ANY AGREEMENT, COVENANT, REPRESENTATION OR WARRANTY OF EITHER OF THE SELLERS CONTAINED HEREIN OR IN ANY OF THE DOCUMENTS OR AGREEMENTS CONTEMPLATED HEREIN AND EXECUTED IN CONNECTION HEREWITH, (II) ANY ACT OR OMISSION, FACT OR OCCURRENCE ARISING DIRECTLY OR INDIRECTLY FROM OR IN CONNECTION WITH THE OPERATION OF THE BUSINESS AND/OR OWNERSHIP AND USE OF THE ASSETS BY THE SELLERS OR THEIR PREDECESSORS ON OR PRIOR TO THE CLOSING DATE, INCLUDING, WITHOUT LIMITATION, ANY ACT OR OMISSION UNDER OR WITH RESPECT TO THE ASSUMED CONTRACTS, ARISING OR OCCURRING ON OR PRIOR TO THE CLOSING DATE AND (III) ANY INDEBTEDNESS, OBLIGATION, LIABILITY, OR CLAIM OF ANY NATURE OF OR AGAINST EITHER OF THE SELLERS NOT SPECIFICALLY ASSUMED BY PURCHASER HEREUNDER. ASSERTION BY PURCHASER OR ANY OTHER INDEMNIFIED PARTY OF ITS RIGHT TO INDEMNIFICATION UNDER THIS SECTION 6.1 SHALL NOT PRECLUDE THE ASSERTION BY PURCHASER OR SUCH OTHER PARTY OF ANY OTHER RIGHTS OR THE SEEKING OF ANY OTHER REMEDIES AGAINST SELLERS. PURCHASER AGREES TO PROMPTLY PROVIDE WRITTEN NOTICE TO SELLERS OF THE EXISTENCE OF ANY FACTS GIVING RISE TO ANY CLAIM UNDER THIS
SECTION 6.1, PROVIDED THAT ANY SUCH FAILURE TO GIVE NOTICE IN A TIMELY MANNER SHALL NOT LIMIT PURCHASER'S RIGHTS TO INDEMNIFICATION HEREUNDER, EXCEPT TO THE EXTENT SELLERS ARE PREJUDICED AS A RESULT OF SUCH FAILURE.

          .2      INDEMNIFICATION OF SELLERS.  SUBJECT TO SECTION 6.4 HEREOF,
PURCHASER HEREBY AGREES TO INDEMNIFY AND HOLD EACH OF THE SELLERS AND THEIR RESPECTIVE AFFILIATES AND THEIR RESPECTIVE OFFICERS, DIRECTORS, SHAREHOLDERS AND AGENTS HARMLESS FROM AND AGAINST ANY ASSESSMENT, LOSS, DAMAGE, LIABILITY, COST, AND EXPENSE (INCLUDING, WITHOUT LIMITATION, INTEREST, PENALTIES, AND REASONABLE ATTORNEYS' FEES) IMPOSED UPON OR INCURRED BY SELLERS OR THEIR RESPECTIVE AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, SHAREHOLDERS OR AGENTS, OR TO WHICH ANY SUCH PARTIES MAY BE SUBJECT, RESULTING FROM (I) A BREACH OF ANY AGREEMENT, COVENANT, REPRESENTATION OR WARRANTY OF PURCHASER CONTAINED HEREIN OR IN ANY OF THE DOCUMENTS OR AGREEMENTS CONTEMPLATED HEREIN AND EXECUTED IN CONNECTION HEREWITH, (II) ANY ACT OR OMISSION, FACT OR OCCURRENCE ARISING DIRECTLY OR INDIRECTLY FROM OR IN CONNECTION WITH THE OPERATION OF THE BUSINESS AND OWNERSHIP AND USE OF THE ASSETS BY PURCHASER AFTER THE CLOSING DATE (OTHER THAN ANY ASSESSMENT, LOSS, DAMAGE, LIABILITY, COST AND EXPENSE ARISING OUT OF

OR ATTRIBUTABLE TO ANY BREACH OF ANY REPRESENTATION, WARRANTY OR COVENANT MADE BY SELLERS HEREIN), INCLUDING, WITHOUT LIMITATION, ANY ACT OR OMISSION UNDER OR WITH RESPECT TO THE ASSUMED CONTRACTS, ARISING AFTER THE CLOSING DATE AND (III) ANY INDEBTEDNESS, OBLIGATION, LIABILITY, OR CLAIM OF ANY NATURE OF OR AGAINST SELLERS SPECIFICALLY ASSUMED BY PURCHASER HEREUNDER. ASSERTION BY SELLERS OR ANY OTHER INDEMNIFIED PARTY OF ITS RIGHT TO INDEMNIFICATION UNDER THIS SECTION
6.2 SHALL NOT PRECLUDE THE ASSERTION BY SELLERS OR SUCH OTHER PARTY OF ANY OTHER RIGHTS OR THE SEEKING OF ANY OTHER REMEDIES AGAINST PURCHASER. EACH OF THE SELLERS AGREES TO PROMPTLY PROVIDE WRITTEN NOTICE TO PURCHASER OF THE EXISTENCE OF ANY FACTS GIVING RISE TO ANY CLAIM UNDER THIS SECTION 6.2, PROVIDED THAT ANY SUCH FAILURE TO GIVE NOTICE IN A TIMELY MANNER SHALL NOT LIMIT SELLERS' RIGHTS TO INDEMNIFICATION HEREUNDER, EXCEPT TO THE EXTENT PURCHASER IS PREJUDICED AS A RESULT OF SUCH FAILURE.

         .3      MATERIAL ADVERSE BREACH.  Breaches of representations,
warranties and covenants by either party hereto which (a) individually results in damages to the other party (considering, for this purpose, DRD and DRD (UK) as a single entity) in excess of $250,000 or (b) in the aggregate result in damages to the other party in excess of $250,000, shall constitute, for purposes of this Agreement, a "Material Adverse Breach."

         .4      LIMITATION OF LIABILITY.  Neither Purchaser nor Sellers shall have any liability for breach of the representations, warranties and covenants made by them and contained in this Agreement unless such breach is a Material Adverse Breach or is a breach of a contractual obligation to pay (i) the Purchase Price (as provided in Section 2.2 hereof), (ii) the Closing costs of Sellers (as provided in Section 2.7 hereof) or (iii) the amounts received with respect to the Assumed Contracts and the Other Contracts (as provided in Sections 2.3 and 2.4 hereof). If a breach constitutes (either alone or with one or more other breaches) a Material Adverse Breach or a breach of any of such contractual obligations to pay, the breaching party will be liable for all damages resulting from such breach or breaches.

The foregoing limitation of liability shall not apply to any breach or default by sellers or Purchaser in connection with the performance of their duties or obligations under the Assignment and Assumption Agreement or the Subcontract Agreement, as to which the breaching or defaulting party shall be fully liable.

VII

                                MISCELLANEOUS


         .1      EFFECT OF DUE DILIGENCE.  No investigation by Purchaser or
Sellers into the business, operations and condition of the other shall diminish in any way the effect of any representations or warranties made by either party in this Agreement or shall relieve such party of any of its obligations under this Agreement.

         .2      NOTICES.  All approvals, consents, notices, requests, demands and other communications shall be in writing and shall be deemed to have been duly given upon delivery, if delivered in person or by any expedited delivery service which provides proof of delivery or on the third business day after mailing, if mailed by certified mail, postage prepaid, return receipt requested:

         (a)     To Sellers:
                                DRD Corporation
                                Attn: President
                                35 Belver Avenue
                                North Kingstown, Rhode Island  02852
                                Telephone: 401/884-3014
                                Telecopy: 401/294-3826

                 With a copy (which shall not constitute notice) to:

                                Compliance Systems Legal Group
                                Attn:  Kirk S. Jordan, Esq.
                                Suite 305 Summit West
                                300 Centerville Road
                                Warwick, Rhode Island  02886
                                Telephone: 401/738-3666
                                Telecopy: 401/732-0139

         (b)     To Purchaser:
                                Technologies Acquisition Corp.
                                c/o Landmark Graphics Corporation
                                Attn: Corporate Secretary
                                15150 Memorial Drive
                                Houston, TX 77079
                                Telephone: 713/560-1422
                                Telecopy: 713/560-1383

              With a copy (which shall not constitute notice) to:

                                Winstead Sechrest & Minick P.C.
                                Attn: Robert E. Crawford, Esq.
                                5400 Renaissance Tower
                                1201 Elm Street
                                Dallas, Texas  75270
                                Telephone:  214/745-5120
                                Telecopy: 214/745-5390

         .3      ENTIRE AGREEMENT.  This Agreement and the other instruments and agreements contemplated herein contain the entire agreement of Sellers and Purchaser with respect to the transactions contemplated herein and no representation, promise, inducement or statement or intention relating to the transactions contemplated by this Agreement has been made by any party which is not set forth in this Agreement or in any schedule, exhibit, documents, instrument or statement attached hereto or delivered in accordance herewith.

         .4      AMENDMENTS.  This Agreement may not be modified or amended except by an instrument in writing signed by each of the Sellers and Purchaser.

         .5      SURVIVAL.  All representations and warranties made by Sellers and Purchaser in this Agreement and all covenants and agreements contained herein to be performed after the Closing Date shall survive without limitation for a period of three (3) years after the Closing Date.

         .6      ASSIGNMENTS.  This Agreement may not be assigned by Purchaser without the prior written consent of DRD, except that Purchaser may assign this Agreement to one or more corporations or other entities which control it or which it controls or which is under common control with Purchaser. This Agreement may not be assigned by Sellers.

         .7      COUNTERPARTS.  This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         .8      SECTION HEADINGS.  The Section headings are for convenience of reference only and shall not constitute a part hereof.

         .9      GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND
CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE UNITED STATES AND THE STATE OF TEXAS AND WILL, TO THE MAXIMUM EXTENT PRACTICABLE, BE DEEMED TO CALL FOR PERFORMANCE IN HARRIS COUNTY, TEXAS. FEDERAL AND STATE COURTS IN HARRIS COUNTY TEXAS WILL HAVE EXCLUSIVE JURISDICTION OVER DISPUTES WITH RESPECT TO THIS AGREEMENT.

         .10      FURTHER ASSURANCES.  At, and from time to time after the date hereof, at the request of any party hereto, but without further consideration, each party requested to do so shall execute and deliver such other instruments of conveyance, assignment, transfer and delivery and take such other action as any other party may reasonably request in order more effectively to consummate the transactions contemplated hereby.

         .11      NO THIRD PARTY BENEFICIARIES.  Except as expressly provided in
Article VI hereof, no Person not a party to this Agreement shall be deemed to be a third-party beneficiary hereunder or entitled to any rights hereunder.

         IN WITNESS WHEREOF, this Agreement has been executed by Purchaser and Sellers as of the day and year first set forth above.

                                        PURCHASER

                                        TECHNOLOGIES ACQUISITION CORP.,
                                        a Texas corporation



                                        By:   \s\  J.R. Lovett
                                        ---------------------------------------
                                            Name:  James R. Lovett
                                            Title: Vice President


                                        SELLERS

                                        DRD CORPORATION,
                                        a Rhode Island corporation



                                        By:   \s\  Stephen Jordan
                                        ---------------------------------------
                                            Name:  Stephen Jordan
                                            Title: President



                                        DRD (UK) LIMITED,
                                        a Scotland corporation



                                        By:   \s\  Stephen Jordan
                                        ---------------------------------------
                                            Name:  Stephen Jordan
                                            Title: President




                                        By:   \s\  Dwight Yoder
                                        ---------------------------------------
                                            Name:  Dwight Yoder
                                            Title: Director